UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2010

HARSCO CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-03970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (717) 763-7064

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2010, the Board of Directors (the “Board”) of Harsco Corporation (the “Company”) approved a new long-term, performance based incentive plan award (the “Program”) for  its global leadership team, including the Company’s named executive officers (the “Participants”), under the Company’s 1995 Executive Incentive Compensation Plan, as amended and restated January 27, 2004 and as further amended (the “Plan”).  Under the Program, the Board has made a commitment to each Participant to deliver shares of the Company’s common stock equal to a dollar-denominated award opportunity (the “Award Opportunity”) based on the achievement of performance conditions over a performance period (the Company refers to this type of award of forfeitable deferred stock as a restricted stock units award or RSUs) under the Plan as follows:

Name	Award Opportunity as a Percentage of Market Midpoint Base Salary as of February 23, 2010 for Participant	Minimum Dollar Value of Award Opportunity	Maximum Dollar Value of Award Opportunity

S. D. Fazzolari	170%	$0.00	$1,598,000
S. J. Schnoor	110%	$0.00	$ 484,000
G. D. H. Butler	40%	$0.00	$ 284,910*
R. C. Neuffer	73%	$0.00	$ 260,333
M. E. Kimmel	93%	$0.00	$ 396,667

*	The conversion rate used for Mr. Butler was £1.00 = $1.6163.

The RSUs will be earned, if at all, over a two-year performance period (2010-2011) based on increases in economic value added measured at the Company level.  Target levels are established by an independent consulting firm.  If earned, the RSUs are expected to be settled in Company common stock in January 2012.  The Award Opportunity for each Participant is based on a Board-approved percentage of the market midpoint base salary for the Participant’s position as of February 23, 2010.  In the event a Participant satisfies the Company’s stockholding requirements, the RSUs will be settled in cash instead of Company common stock.  In the event of retirement, assuming achievement of the two-year performance conditions, a Participant will receive a pro-rated payout based on his actual retirement date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date: March 1, 2010	By:	/s/ Mark E. Kimmel
Name: Mark E. Kimmel
Title: Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary